                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                                                                    News Release

                                              [Willamette Industries, Inc. Logo]

FOR IMMEDIATE RELEASE
February 22, 2001

CONTACT:   Greg Hawley             Cathy Dunn              Paul Verbinnen/David Reno/
           EVP & CFO               VP Communications       Jim Barron
           Willamette Industries   Willamette Industries   Citigate Sard Verbinnen
           503-273-5640            503-273-5642            212-687-8080

              WILLAMETTE SENDS LETTERS TO WEYERHAEUSER BOARD AND
                            WILLAMETTE SHAREHOLDERS

  Reiterates Inadequacy of Weyerhaeuser Offer and Strongly Urges Willamette
           Shareholders Not To Support Weyerhaeuser's Paid Nominees

     PORTLAND, ORE. - February 22, 2001--Willamette Industries (NYSE:WLL) today announced that its Board of Directors has sent a letter to Weyerhaeuser's Board of Directors expressing its strong commitment to resisting Weyerhaeuser's hostile takeover attempt. The Willamette Board has also sent a letter to its own shareholders, setting out the reasons why Willamette's board continues to believe that Weyerhaeuser's offer is inadequate and advising shareholders not to return Weyerhaeuser's proxy card.

The texts of both letters follow:


Dear Weyerhaeuser Board Member:

We write to express our disappointment that Weyerhaeuser has chosen to continue to pursue its attempted hostile acquisition of Willamette. By now, you must know that we are firmly committed to resisting your attempt to coerce our shareholders with a low-ball offer.

While we assume you share your management's views on this proposed transaction, you should understand that continued extensions of your hostile tender offer and threatened proxy contest will not change our resolve. Weyerhaeuser has said absolutely nothing new over the past three months, and their repeated calls to "negotiate" in this context are at best disingenuous, and at worst illogical. We are committed to protecting the interests of all of our shareholders, and have no personal agenda other than to enhance the value of the Company.

Although Willamette is not for sale, we understand and take very seriously our fiduciary obligations and are willing to listen to any serious, legitimate proposal that may benefit our shareholders. As we have said many times, your offer grossly undervalues the premier franchise in the forest products industry. In fact, since we rejected your offer in November, a relevant composite of forest product company stocks has appreciated by an average of approximately 16 percent, making your offer of $48 even more unappealing. Our company is performing well and we remain confident that we can deliver greater value to our shareholders over the long term.

You should know that Weyerhaeuser's antagonistic approach has needlessly alienated many of our employees, customers and members of the communities in which we operate. This growing alienation only further highlights our cultural differences and raises very serious questions about how successfully our two companies could ever be integrated. Indeed, the questions are now so serious that many observers believe Weyerhaeuser would be better off, and far more successful, trying to buy other companies that might be receptive to your proposals.

In conclusion, let us say once again that - whatever you may have been told - we are committed to our future and are prepared to fight this battle for as long as necessary to best protect the interests of our shareholders and other constituencies. We are extremely confident in our position. For the good of both companies, we urge you to withdraw your offer.

Sincerely, the Willamette Board of Directors


[Signature of each Board member]

Dear Fellow Shareholder,                                       February 22, 2001

As part of the ongoing efforts by Weyerhaeuser Company to take control of your company, You may already have received proxy materials from them soliciting your vote to elect their paid nominees to Willamette's board at our 2001 annual meeting. We have yet to set a date for our meeting, but we believe Weyerhaeuser is trying to confuse some shareholders into voting early without the benefit of receiving important information from Willamette. If you receive a proxy card from Weyerhaeuser, there is no reason or legal requirement to return it.

YOUR BOARD STRONGLY URGES YOU NOT TO RETURN YOUR PROXY CARD SUPPORTING WEYERHAEUSER'S NOMINEES BECAUSE:

o No action on your part is necessary at this time. We will set an annual meeting date shortly and distribute information materials well in advance of that meeting so that you can make an informed decision.

o Weyerhaeuser is trying to steal Willamette for far less than it is worth. Don't let them do it. Your board has determined that Weyerhaeuser's hostile offer is inadequate and that it seriously undervalues your company.

o Since we rejected Weyerhaeuser's offer in November, a relevant composite of forest product company stocks has appreciated by approximately 16 percent, driven in part by stronger long-term fundamentals. This supports our view then and now that Weyerhaeuser's offer was an opportunistic attempt to acquire Willamette at a time when industry share prices were depressed.

                                    [Slide]
--------------------------------------------------------------------------------
Their Offer Dramatically Undervalues Willamette
Industry Stock Prices Have Rallied
--------------------------------------------------------------------------------


[Graph illustrating rising industry composite stock prices between 11/10/2000 and 2/20/2001]

Industry composite incudes Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser.

Source: Muller, Factset
--------------------------------------------------------------------------------

o This rise in industry stock prices suggests that, even without Weyerhaeuser's offer, Willamette would be trading significantly higher today, thereby reducing the premium on Weyerhaeuser's offer. At this level, Weyerhaeuser's offer would imply a significantly lower premium than has been paid in other transactions involving forest product companies that have not performed nearly as well as Willamette. Weyerhaeuser's proposal values Willamette at a 1 percent discount to its 52-week high and a 6 percent discount to its all time high, unlike other deals in which the target received a premium to these benchmarks.

o The Board has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, that as of December 11, 2000, the Offer Price is inadequate, from a financial point of view, to the Company's shareholders.

o You have to question whether Weyerhaeuser's paid nominees can fairly evaluate what's in your best interests. Each of the Weyerhaeuser nominees is being paid $25,000 by Weyerhaeuser to stand for election and three of them are still drawing Weyerhaeuser pensions. At a minimum, we believe they have a serious conflict of interest in trying to decide what is right for you as a Willamette shareholder, versus what is right for Weyerhaeuser and its shareholders. In addition, three of their four nominees have no public company board experience at all.

o While we have said that we are not for sale, we understand and take very seriously our fiduciary obligations and are willing to listen to any serious, legitimate proposal that may benefit our shareholders. While Weyerhaeuser says it just wants to negotiate, we say we have spoken to them numerous times and they have said nothing new in the last three months.

o Over the last decade, Willamette has significantly outperformed the paper industry, the only company in the industry to deliver to its shareholders a return almost equal to the S&P and we are positioned to continue doing so. Indeed, we are committed to delivering value and expect in the next few years that our shareholder returns will continue to exceed our peers.


                                    [Slide]
--------------------------------------------------------------------------------
Superior Price Performance
--------------------------------------------------------------------------------


                           [BAR CHART APPEARS HERE]

Average Return (%)

                1991-2000                           1999-2000

WLL                                17.5%      WLL                                       9.0%
S&P Paper & Forest Products Index   8.2%      S&P Paper & Forest Products Index         6.8%
Large Cap Composite                11.4%      Large Cap Composite                       6.6%
S&P 500:                           18.9%      S&P 500:                                  8.0%

Note: Reflects the average total return, including reinvested dividends, for the annual periods indicated through November 10, 2000.

Large Cap Composite includes International Paper, Georgia-Pacific and Weyerhaeuser.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

o Willamette's board believes it can achieve for you greater value over the longer term than Weyerhaeuser's offer. Willamette is committed to building on its strong track record of delivering shareholder value. Over the last three years, Willamette has made a number of key strategic investments aimed at seizing market opportunities and further improving already strong earnings growth. You should benefit from this upside potential of these initiatives, not Weyerhaeuser.

                                    [Slide]

--------------------------------------------------------------------------------
Value Enhancing Initiatives Underway
--------------------------------------------------------------------------------


 . Mexican Corrugated Acquisition (6/00)

 . French Particleboard Expansion (12/00)

 . Particleboard Start-up (7/01)

 . Kingsport Modernization (10/02; 1/04)

 . Port Wentworth Pulp Mill Start-up (9/00)

 . Corrugated Start-ups (1 in 2000; 3 in 2001)

 . Cogeneration Facility Installations
  (Albany - 2000; Kentucky - 2001)

 . Integration of Cavenham Timberlands


                                    [GRAPH]

                              Incremental EBITDA*
                             (Dollars in Millions)

                        2001 E  $90
                        2002 E  $165
                        2003 E  $225
                        2004 E  $340

*Based on today's pricing.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

o Willamette's industry leadership again showed in our strong financial performance in 2000.

        . Our return on average assets for the year 2000 was more than double the industry average.

        . Our return on average equity was 15 percent, again outpacing our competitors.

        . EBITDA (earnings before interest, taxes, depreciation and amortization) of $949 million was 20.4 percent of sales, significantly higher than the rest of the industry.

        . Our return on capital for 2000 was 12 percent, exceeding our cost of capital. In addition, our sales, general and administrative costs as a percentage of sales for 2000 were 5.8 percent, below the 5.9 percent of the previous year, and clearly one of the lowest in the industry.

        . Earnings for the fourth quarter were strong considering the significant challenges of current environment, including economic slowdown, rising energy costs and weakening industry conditions.

Don't let Weyerhaeuser steal your company. Because of the confusion that Weyerhaeuser's premature mailing is attempting to cause, we have arranged for MacKenzie Partners, Inc. to be available to respond to any questions or concerns you may have, and we encourage you to call MacKenzie toll-free at (800) 322-2885 or collect at (212) 929-5500.

In the near future, you will be receiving our 2000 Annual Report, which describes your Company's accomplishments during the past year and plans for the future. We, the other members of your board and our management continue to be committed to protecting and enhancing the value of your Willamette investment. Thank you for your continuing support.

On behalf of the Board of Directors,
Yours Sincerely,


/s/ Duane C. McDougall                  /s/ William Swindells
Duane C. McDougall                      William Swindells
President and CEO                       Chairman of the Board


Willamette Industries is an integrated forest products company with 107 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                     * * *

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.